UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2023
Sprinklr, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40528	45-4771485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 West 35th Street 7th Floor New York, New York		10001
(Address of principal executive offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common stock, par value $0.00003 per share	CXM	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02    Results of Operations and Financial Condition.
On June 5, 2023, Sprinklr, Inc. (the “Company”) issued a press release announcing its financial results for the first quarter ended April 30, 2023. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
The information contained in this report, including Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 1, 2023, the Company’s Board of Directors (the “Board”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Trac Pham to serve as a member of the Board and as a member of the Audit Committee of the Board (the “Audit Committee”), effective as of June 15, 2023. Mr. Pham, whose appointment fills the vacancy created by the previously announced resignation of John Chambers, is a Class III director whose term will expire at the Company’s 2024 Annual Meeting of Stockholders. The Board has determined that Mr. Pham is “independent” pursuant to the rules of The New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.
Mr. Pham, age 54, served as Chief Financial Officer at Synopsys, Inc. from December 2014 to December 2022 and was responsible for Finance, Strategy and Corporate Business Development, and Information Technology. Previously, he was Vice President of Corporate Finance and Vice President of Financial Planning and Strategy at Synopsys. Mr. Pham serves on the board of directors and is the chair of the audit committee at UKG, Inc. and SiFive, Inc. Mr. Pham holds a B.A. in Economics from UC Berkeley and a Master from the School of Global Policy & Strategy at UC San Diego, where he was a Schoepflin Fellow.
There is no arrangement or understanding between Mr. Pham and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Pham and any of the Company’s other directors or executive officers. There are no transactions between Mr. Pham and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
As a non-employee director of the Company, Mr. Pham is eligible to participate in the Company’s Amended and Restated Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Pursuant to the Policy, Mr. Pham will receive (i) an initial equity award of restricted stock units (“RSUs”), valued at $200,000, and (ii) on the date of each annual stockholder meeting thereafter, an annual equity award of RSUs under the Plan, valued at $200,000, for his service as a member of the Board, in each case based on the closing price of the Company’s Class A common stock on NYSE as of the respective grant date. Each initial or annual award will vest in full on the first anniversary of the respective grant, subject to Mr. Pham’s continued service with the Company through such vesting date. In addition, Mr. Pham will be paid a $40,000 annual cash retainer for his service on the Board, plus a $10,000 annual cash retainer for his service on the Audit Committee, plus additional amounts for service on any additional committee(s) to which he may be appointed, paid in equal quarterly installments, based on the date of the Company’s annual stockholder meeting, payable in arrears and pro-rated based on the number of actual days served by him during such quarter.
In connection with Mr. Pham’s election to the Board, the Company and Mr. Pham will enter into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Mr. Pham, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibits
99.1	Press Release dated June 5, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023	Sprinklr, Inc.

	By:	/s/ Manish Sarin
Manish Sarin
Chief Financial Officer